UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2008

Foldera, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-118799	20-0375035
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2952 Daimler Street Santa Ana, California		92705
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (714) 766-8700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR  240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR  240.13e-4(c))

CURRENT REPORT ON FORM 8-K

FOLDERA, INC.

June 27, 2008

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 27, 2008, the board of directors of Foldera, Inc. announced a number of significant management and board changes, as follows:

•	Hugh Dunkerley, Foldera’s current President and Chief Executive Officer, became a member of the company’s board of directors.

•	Reid Dabney, Foldera’s current Senior Vice President and Chief Financial Officer, also became a member of the company’s board of directors.

•	Richard Lusk, Foldera’s current Chairman of the Board, stepped down from this position and resigned as a director of the company.

•	Danilo Cacciamatta, a current member of the board of directors, was appointed to become the new Chairman of the Board of the company.

•	Jnan Dash, a member of the board of directors, resigned as a director of the company.

For biographical information concerning Messrs. Dunkerley, Dabney and Cacciamatta, please see Item 9 of Foldera’s annual report on Form 10-KSB for the year ended December 31, 2007, filed with the U.S. Securities and Exchange Commission on March 27, 2008.

The resignations of Messrs. Lusk and Dash did not result from any disagreement with Foldera concerning any matter relating to the company’s operations, policies or practices.

Item 8.01.	Other Events.

On July 1, 2008, The Lusk Family Trust (of which Richard Lusk, Foldera’s former Chairman of the Board, and Suyen Castellon, a former director, are the co-trustees), privately sold 30,109,884 shares of common stock of Foldera, constituting 24% of Foldera’s outstanding shares of common stock and all of the shares owned beneficially by them, to Hugh Dunkerley, Foldera’s President and Chief Executive Officer, Reid Dabney, Foldera’s Senior Vice President and Chief Financial Officer, and Danilo Cacciamatta, Foldera’s Chairman of the Board, for nominal consideration. Pursuant to the Lusk Family Trust agreement, the sale was effected to give the company greater flexibility in pursuing multiple alternatives to grow and strengthen its business.

Additionally, the current and former directors of Foldera named in this current report voluntarily terminated all of the stock options previously granted to them as officers or directors of the company, totaling options to purchase 11,900,000 shares of Foldera common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FOLDERA, INC.

Date: July 1, 2008	By: /s/Hugh Dunkerley
Hugh Dunkerley
President and Chief Executive Officer